Registration No. 333-________

As filed with the United States Securities and Exchange Commission on August 8, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________________

The Manitowoc Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0448110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One West Park 11270 West Park Place, Suite 1000
Milwaukee, Wisconsin 53224
(Address, including zip code, of registrant’s principal executive offices)

The Manitowoc Company, Inc. 2025 Omnibus Incentive Plan

(Full title of the plan)

Jennifer L. Peterson

Executive Vice President, General Counsel and Secretary

The Manitowoc Company, Inc.

11270 West Park Place, Suite 1000

Milwaukee, WI 53224

(414) 760-4600

(Name, address and telephone number, including area code, of agent for service)

__________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer	☒
Non-accelerated filer		Smaller reporting company	
		Emerging growth company	

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given to participants in The Manitowoc Company, Inc. 2025 Omnibus Incentive Plan as provided by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by The Manitowoc Company, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 21, 2025.

2. The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 7, 2025 and for the fiscal quarter ended June 30, 2025, filed with the Commission on August 8, 2025.

3. The Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2025.

4. The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A dated March 22, 2007, filed pursuant to Section 12 of the Exchange Act, as updated by the Description of Securities filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and any amendments or reports filed for the purpose of updating such description.

5. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.

A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law and the Restated By-laws of the Registrant, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above. The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s Restated By-laws is not exclusive of any other rights to which a director or officer may be entitled.

Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

The Registrant maintains an insurance policy, which indemnifies its officers and directors against certain liabilities.

The Registrant has entered into Indemnity Agreements with each of the members of the Registrant’s Board of Directors and each executive officer of the Registrant. Pursuant to such Indemnity Agreements, the Registrant is required to indemnify each such person to the fullest extent permitted or required by the Wisconsin Business Corporation Law against any liability incurred by such person in any proceeding in which such person is a party because he or she is a director or executive officer of the Registrant.

The foregoing is a summary and subject to the complete text of the Wisconsin Business Corporation Law, the Registrant’s Restated By-laws and the Indemnity Agreements and is qualified in its entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits, as required by Item 601 of Regulation S-K, are attached or incorporated by reference, as indicated below.

Exhibit Number	Exhibit Description

Exhibit Number	Exhibit Description
(4.1)	Amended and Restated Articles of Incorporation, as amended through May 10, 2019 [Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated May 7, 2019]

(4.2)	Restated By-laws, as amended through April 3, 2020 [Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated April 6, 2020]

(4.3)	The Manitowoc Company, Inc. 2025 Omnibus Incentive Plan. [Incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 21, 2025]

(5)*	Opinion of Foley & Lardner LLP.

(23.1)*	Consent of Deloitte & Touche LLP, the Registrant’s Independent Registered Public Accounting Firm.

(23.2)*	Consent of PricewaterhouseCoopers LLP.

(23.3)*	Consent of Foley & Lardner LLP (contained in Exhibit (5)).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

(107)*	Filing Fee Table.

*Filed herewith

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on August 8, 2025.

THE MANITOWOC COMPANY, INC.

By: /s/ Aaron H. Ravenscroft

Aaron H. Ravenscroft

President and Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Aaron H. Ravenscroft and Jennifer L. Peterson, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead to execute in the name and on behalf of each person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on August 8, 2025.

Signature	Title

/s/ Aaron H. Ravenscroft	President, Chief Executive Officer, and Director
Aaron H. Ravenscroft	(Principal Executive Officer)

/s/ Brian P. Regan Brian P. Regan	Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Ryan M. Palmer Ryan M. Palmer	Vice President, Corporate Controller and Principal Accounting Officer (Principal Accounting Officer)

/s/ Anne E. Bélec	Director
Anne E. Bélec

/s/ Anne M. Cooney	Director
Anne M. Cooney

S-1

Signature	Title

/s/ Amy R. Davis	Director
Amy R. Davis

/s/ Ryan M. Gwillim	Director
Ryan M. Gwillim

/s/ Kenneth W. Krueger	Chairman of the Board
Kenneth W. Krueger

/s/ Robert W. Malone	Director
Robert W. Malone
/s/ C. David Myers	Director
C. David Myers

S-2